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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Prospectus constituting part of this Registration Statement (No. 333-43362) of Havas Advertising on Form F-4, of our report dated April 20, 2000, except for the effect of the May 2000 stock split on all share and per share amounts presented within the annual financial statements of Havas Advertising for which the date of our report is May 26, 2000, relating to these annual financial statements appearing in the Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Neuilly-sur-Seine, France, August, 21st 2000

BARBIER FRINAULT & ASSOCIES

/s/ Christian Chiarasini
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        Christian Chiarasini